SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report : May 10, 2002

Commission file number: 0-10140

CVB Financial Corp.
Incorporated pursuant to the Laws of California

Internal Revenue Service - Employer Identification No.- 95-3629339

701 North Haven Avenue, Ontario, California 91764
(909) 980-4030

Item 1.	Changes in Control of Registrant

Not Applicable

Item 2.	Acquisition or Disposition of Assets

Not Applicable

Item 3.	Bankruptcy or Receivership

Not Applicable

Item 4.	Changes in Registrant's Certifying Accountant

Not Applicable

Item 5.	Other Events

          On January 17, 2002, Citizens Business Bank, a wholly-owned subsidiary of CVB Financial Corp., Western Security Bancorp and Western Security Bank, National Association, executed an Agreement and Plan of Reorganization providing for the acquisition by Citizens of Western Security Bancorp and Western Security Bank. By mutual consent, the parties have restructured the transaction through a Stock Purchase Agreement and Plan of Reorganization, executed on May 3, 2002.

          Pursuant to the terms of the new agreement, Citizens Business Bank will purchase the outstanding stock of Western Security Bank from Western Security Bancorp. Following the stock purchase, Western Security Bank will merge with and into Citizens Business Bank, which will be the surviving corporation.

          Citizens Business Bank will pay approximately $6.23 million in cash to Western Security Bancorp for Western Security Bank. At March 31, 2002, Western Security Bank had total assets of $156.4 million, including $98.4 million in total loans, and total deposits of $137.2 million.

          The transction remains subject to (i) the receipt of necessary regulatory approvals; (ii) the approval of the Western Security Bancorp shareholders; (iii) the receipt of all necessary third party consents and (iv) the satisfaction or waiver of all other conditions as described in the Stock Purchase Agreement and Plan of Reorganization.

          CVB Financial Corp. has attached to this Report on Form 8-K a copy of the executed Stock Purchase Agreement and Plan of Reorganization as Exhibit 2.1. This agreement constitutes an amendment and restatement of the original January 17, 2002 Agreement and Plan of Reorganization by and among the parties.

Item 6.	Resignations of Registrant's Directors

Not Applicable

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements

Not Applicable

(b) Pro Forma Financial Information

Not Applicable

(c) Exhibits

2.1 Stock Purchase Agreement and Plann of Reorganization by and
amoung Citizens Business Bank, Western Security Bancorp, and
Western Security Bank, National Association, dated as of
May 3, 2002.

Item 8.	Change in Fiscal Year

Not Applicable

Item 9.	Regulation FD Disclosure

Not Applicable

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVB Financial Corp.

Date: May 10, 2002	By: /s/ D. Linn Wiley
D. Linn Wiley
President and Chief Executive Officer

Exhibit Index

2.1	Stock Purchase Agreement and Plan of Reorganization by and among Citizens Business Bank, Western Security Bancorp, and Western Security Bank, National Association, dated as of May 3, 2002.